Execution Copy

EXCLUSIVE MARKETING AGREEMENT

This Agreement is effective as of July 15, 2009 by and between Cardio Vascular Medical Device Corp., a company organized and existing under the laws of the State of Delaware listed on the OTCBB under Ticker CVSL (the “Marketing Arm”), and Elgressy Engineering Services (1987) Ltd., a company incorporated in the State of Israel with principal place of business located in 16 Schechterman Street, Industrial Zone Netanya (hereinafter “Elgressy”); each of the Marketing Arm and Elgressy may be referred to as a "Party" and collectively as the "Parties".

RECITALS

1.
Elgressy is engaged in the business of designing and manufacturing products for cooling tower water treatment systems, parts of which currently are either patented  or have patents pending (the "Products") and desires that the sale and use of such Products be actively and diligently promoted in the Territory and in the Fields (both as defined below); and,

2.
The Marketing Arm desires to actively and diligently promote the use of the Products in the Territory and in the Fields, with the aim of locating customers in the Territory and in the Field and entering into Lease Agreements or Sale Agreements, as defined below, for the Products with such customers.

IN CONSIDERATION OF THE MUTUAL BENEFITS TO BE DERIVED HERETO AND MUTUAL AGREEMENTS HEREIN, THE PARTIES, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	"Additional Installation" means as defined in Section 3.12 below.

1.2	"Affiliate" means all persons and business entities that now or hereafter, directly or indirectly, i) control, or ii) are owned or controlled by, or iii) are under common control of such Party.

1.3	"Agreement" means this document and any annex, exhibit, attachment, schedule, addendum, or modification hereto, unless the context otherwise indicates.

1.4
"Claims" means any and all costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees and all monies paid in the investigations, defense or settlement of any or all of the foregoing).

1.5
"Confidential Information" means any invention, know-how or idea of a Party hereto or any other scientific, business, technical or financial information of Party hereto including any proprietary information relating to the Products or the business of a Party hereto, its financials and business, marketing and sales plans that may be divulged to the other Party in the course of the performance of this Agreement provided however, that any of the above which is either (i) already known to the disclosing Party at time of its disclosure; or (ii) becomes publicly known through no wrongful act of the disclosing Party or as a result of a breach of this Agreement; or (iii) received from a third party free to disclose it to the

Execution Copy

1.6
disclosing Party and without any obligations to keep confidential; or (iv) communicated to a third party with express written consent of the other Party, shall not be deemed to be Confidential Information.

1.7	"Customer” means a lessee or purchaser(s) of Products pursuant to a Lease or a Sale Agreement under the Revenue Based Model (as defined in Section 9).

1.8
"Field" means any and all types of power plants in the United States (the “Power Plants”) or the hotel chains set forth in Schedule1.8 hereto, in the United States (the "Hotels"); the Power Plants and the Hotels are hereinafter collectively referred to as the "Fields".

1.9	"Initial Installation" means as defined in Section 3.12 below.

1.10	"Installation" means to install and execute the initial operation of a Pilot Products and/or the Products (as the case may be) at the Customer's facility.

1.11
"Intellectual Property Rights" means any and all patent and patent application rights, copyrights, moral rights and any other rights in works of authorship, rights to trademarks and service marks and applications, and all other intellectual property rights in connection with inventions, improvements, designs, configurations, ideas, concepts, innovations, know how, drawings, schematics, original works of authorship, formulae, concepts, techniques, methods, systems, processes, compositions of matter, software, databases and mask works; all of the foregoing, in any jurisdiction, whether or not patentable, copyrightable or protectable as trade secrets, irrespective of whether registered as a patent, copyright, trademark or in another form, and irrespective of whether constituting a commercial, professional or trade secret, including, without limitation, with respect to Elgressy, the Manufacturing Technology and the Production Data Package.

1.12	"Lease Agreement" means a lease agreement entered into by the Marketing Arm or a subsidiary thereof, with a Customer, for the lease of the Products, for a period of up to ten (10) years.

1.13	"Lease Price" means the total consideration paid by the Customer in connection with the lease of the Products.

1.14
"Manufacturing Technology" means hardware, software, inventions, data, trade secrets, works of authorship, know-how, methods and methodologies, inventions, ideas, processes and practices, technical data, drawings, formulations, technical reports, operating and testing procedures, instruction manuals, raw material or production specifications, computer software, the results of research and development work, whether in hard copy or in computer held form, including without limitation the Production Data Package and all Intellectual Property Rights underlying the Products;

Exclusive Marketing Agreement

1.15
"Material Breach" a material breach of this agreement shall be a default of a Party under Sections 3.3('Non-competition), 3.15 ('Title to Modifications'),  4.15 ('Elgressy IP rights') and any other breach which a Party fails to rectify, if rectifiable, within a period of thirty (30) days after receipt of a written notice of default. In order to remove doubt, failure to reach the sales targets whether pursuant the Short Marketing Plan or the Five Year Marketing Plan will not be considered a Material Breach.

1.16	“Pilot Product” means as defined in Section 4.5 below.

1.17	"Product" means as defined in the recitals above.

1.18
“Production Data Package” means the design, engineering, functional and technical specifications, bill of materials and testing procedures for the Products, including net lists, schematics, enhancements, designs, formulae, processes, drawings, routines, subroutines, techniques, concepts, computer software programs or applications (in both source code and object code form), flow charts, diagrams, work product and other materials or any types whatsoever, know-how, and tangible or intangible information or material, including third party software to the extent permitted by law or contract.

1.19
"Regulatory Requirements" means any laws, rules, regulations, certifications and standards under any applicable law or that are promulgated or provided by a governmental or regulatory agency, as they may be from time to time, which apply to or are required for certain activity in connection with or arising out of this Agreement.

1.20	A “Sale Agreement” means an agreement for the sale of the Products entered into by the Marketing Arm or its subsidiary with a Customer.

1.21
"SLA" means a service level agreement. "Elgressy SLA" means the SLA which sets forth the level of service Elgressy is required to provide to the Marketing Arm, and is attached hereto as Schedule 1.21A. "MA SLA" means the SLA which sets forth the minimum level of service the Marketing Arm, directly or indirectly, is required to provide to a Customer and is attached hereto as Schedule 1.21.B.

1.22	"Territory" means (i) Germany and (ii) the states of the United States of America listed in Schedule 1.22 hereto (the "States").

2.	APPOINTMENT AND SCOPE

2.1
Appointment. Elgressy hereby appoints the Marketing Arm as: (1) its exclusive independent sales and marketing representative for the Products in the Territory and the Fields, and (2) its exclusive service provider relating thereto, and the Marketing Arm hereby accepts such appointments, all subject to the terms and conditions of this Agreement.

Exclusive Marketing Agreement

2.2
Activity Outside Territory. The Marketing Arm shall be entitled to act outside the Territory and/or the Fields with respect to marketing and sale of the Products, only with the prior written consent of Elgressy, for each sale.

2.3	Subagents.

2.3.1
The Marketing Arm may use subcontractors and/or subagents including the Marketing Arm’s subsidiaries (“Subagent(s)”), to promote the sale, lease and use of the Products and for the Installation (as defined below) and the supply of the after sale technical and other required services in the Territory and/or in the Fields; provided that: (i) the Marketing Arm shall provide Elgressy with the name, address and field of activity of any such Subagent, (ii) all agreements with Subagents relating to the Products (“Subagent’s Agreement(s)”) shall be consistent with this Agreement and shall include the provisions attached hereto as Schedule 2.3.1, and (iii) Elgressy shall have the right to demand that the Marketing Arm replace any Subagent in the event of a breach of this Agreement and/or the Subagent's Agreement, if such breach is not cured within sixty (60) days of receiving a notice by the Marketing Arm from Elgressy regarding such breach. It is agreed that the Marketing Arm shall consult Elgressy regarding the criteria which may be applied for selecting local Subagents. The Marketing Arm shall inform Elgressy, as soon as practical, of it becoming aware, of any breach by Subagent which constitutes a breach of this Agreement or a breach of a Subagent's Agreement, affecting Elgressy’s IP rights . The Marketing Arm shall assist Elgressy in protecting Elgressy’s rights against such acts and infringements.

2.3.2
The Marketing Arm shall require its Subagents, acting on behalf of the Marketing Arm with respect to this Agreement, to purchase and maintain insurance at all times throughout the term of the Subagent's Agreement, at such Subagent's own account, with respect to the operation of the Products (“Subagent's Insurance Policies”). The Subagent's Insurance Policies will have terms and conditions and a limit of liability in an amount as shall be advised by an independent insurance expert, to be appointed by the Marketing Arm at no expense to Elgressy. The Subagent's Insurance Policies shall name each of the Marketing Arm and Elgressy as additional insured or loss payee.

Exclusive Marketing Agreement

3.	ADDITIONAL UNDERTAKINGS OF THE MARKETING ARM

3.1	The Marketing Arm undertakes that it will make reasonable commercial efforts to promote the sale/lease and use of the Products in the Territory and in the Fields.

3.2
The Marketing Arm agrees to make reasonable commercial efforts to carry out the marketing, promotion and sale/lease of the Products in the Territory and in the Fields, by different means, at its sole discretion, but in no case less than reasonable commercial means pursuant to the Short Marketing Plan and the 5 Year Marketing Plan (both as defined below). Any and all marketing, promotional, sales and administrative costs, including any and all costs associated with attendance at or participation in trade shows, congresses or similar conferences, shall be borne by the Marketing Arm, unless otherwise is expressly stated in this Agreement.

3.3
Non-competition. The Marketing Arm declares that it is not currently selling or promoting products that are competitive with the Products in the Territory and/or the Fields, and that the Marketing Arm does not have, nor during the term of this Agreement will it have, any conflict of interest or otherwise be subject to any restriction or third party agreement that would substantially adversely impair or prevent the Marketing Arm from representing the Products in the Territory and in the Fields faithfully and diligently, and during the term of this Agreement and for a period of two (2) years following its termination,  will not sell or promote products that are competitive with the Products.

It is hereby clarified that for the purposes of this Section 3.3 "products that are competitive with the Products" means products with the same functionality of the Products and that an end user customer may consider purchasing as an alternative to the Product for the same purpose, and further provided that such products, which may be competitive,  utilize electro-chemical technologies for water purification.

3.4
Marketing and Sales Plan. Prior to the signing of this Agreement the Marketing Arm has provided Elgressy with a detailed marketing and sales plan for the first year, including quarterly sales targets (“Short Marketing Plan”). The signing of this Agreement by the parties hereto is deemed consent of the Parties to the content of the Short Marketing Plan. The Short Marketing Plan includes the following:

3.4.1	An aggregate sales target of US$750,000 (seven hundred and fifty thousands US dollars) for Germany; and,

3.4.2
An aggregate minimum sales target of US$750,000 (seven hundred and fifty thousands US dollars) for 3 States chosen out of those listed on Schedule 1.15 (the "Chosen States"), for the first calendar year. It is agreed that the Marketing Arm shall inform Elgressy by written notice within 3 months of signing this Agreement of the identity of the Chosen States.

3.4.3	An additional aggregate sales target of US$750,000 (seven hundred and fifty thousands US dollars) for the Power Plants;

Exclusive Marketing Agreement

3.4.4
An additional aggregate target of two Pilots in the Hotels chosen out of Schedule 1.5, within 6 months of signing this Agreement (the "Chosen Hotels") and a sales target of US$100,000 (one hundred thousand US dollars) for the Chosen Hotels together (at least US$50,000 in each of the two Hotels) for the first calendar year. It is agreed that the Marketing Arm shall inform Elgressy, by written notice, within 3 months of signing this Agreement, of the identity of the Chosen Hotels.

3.4.5	It is clarified that the aggregate total sales target for the first year commencing upon signing this Agreement is US$2,350,000 (two million three hundred and fifty thousand US dollars).

3.4.6
Each of the sales targets set forth in the Short Marketing Plan or annual targets for the Five Year Marketing Plan, respectively, shall be deemed to be achieved, if the annual aggregate Contract Value of the agreements relating to each of such Territory or Field entered into by the Marketing Arm and/or any of its Subagents within the relevant year, shall be equal to or greater than 75% of US$750,000 (seven hundred and fifty thousands US dollars), and, with respect to the Chosen Hotels, equal to or greater than US$100,000 (one hundred thousand dollars) with respect to the Short Marketing Plan and 75% of the sales target for each year specified in the Five Year Marketing Plan.

For the purposes of this Agreement the term "Contract Value" means the minimum projected total aggregate amount of all income to be generated over 12 (twelve) months from signing a specific contract, in accordance with the terms of that contract, commencing upon the signing of such specific contract regardless whether such period will extend beyond the year with respect to which sales targets are being calculated, according to the terms of such specific contract; provided however that if the actual total aggregate amount of all income generated, with respect to each Lease and Sale Agreements - during the twelve (12) months period from its signing, from Lease and Sale Agreements entered into during the relevant (relevant for the purposes of sale target calculations) year is less than the amounts specified in this Section 3.4.6 above then the said sales targets shall be deemed not to have been achieved, and the provision of Section 3.8 below shall apply, including the Marketing Arm Option, as defined therein.

It is further clarified and agreed for the purposes of assessing whether a sales target is met, that:

(i) if such Lease or Sale Agreement has been cancelled -  then   the shortfall projected income as from the cancelation date shall be deducted from the calculation as to whether a performance target has been achieved with respect to the relevant year (it is hereby clarified that any income due or actually generated from a cancelled contract shall be taken into account when calculating Contract Value and sales targets, respectively, for the purposes of this Agreement); and

Exclusive Marketing Agreement

(ii) notwithstanding the above, if such Lease or Sale Agreement has been cancelled and such cancellation is caused by Elgressy's delay in the supply of the Products and/or Elgressy's breach of its undertakings under this Agreement and/or as a direct result from any act or omission of Elgressy, Elgressy's agents and/or representatives and/or any third party on Elgressy's behalf the aggregate projected income originally anticipated from such Lease or Sale Agreement shall be deemed to be actually generated for the purposes of determining whether a sales target is met.

3.5
Hotels and States. If the Marketing Arm achieves the aforesaid targets with respect to the Chosen Hotels (both Pilot targets and sales targets), then in the following year the Marketing Arm shall be entitled to the rights granted under this Agreement with respect to two additional Hotels and to one additional State, out of the list attached hereto as Schedule 1.8,  and this mechanism shall continue in the years thereafter, granting the Marketing Arm the rights to sell to two additional Hotels a year, and one additional State  for each subsequent year, subject to its meeting the previous year's sales target for such Chosen Hotels or Chosen States (including for the States added as aforesaid), as applicable.

3.6
Five Year Marketing Plan. Attached to this Agreement as Schedule 3.6, are the five year sale targets including projections for each of the different States, Territories  and Fields, for the first five (5) years following the first calendar year of this Agreement (the “Five Year Marketing Plan”).

3.7
Updated Targets.  It is agreed that each of the annual sale targets in the Five Year Marketing Plan,  for subsequent five (5) year periods and thereafter shall be at least 4% greater than the targets for the previous calendar year.

3.8
Non-Performance. If the Marketing Arm does not meet at least 75% of its annual targets as set out in the Short Marketing Plan and in the Five Year Marketing Plan and/or with regard to the Pilot targets (“Non-Performance”), as updated from time to time in accordance with Section 3.7 above, then subject to Marketing Arm Option, as defined below, (i) Elgressy may at any time and in its sole discretion, terminate the Marketing Arm's rights to exclusivity with respect to the Territory and/or the Field regarding which the Non-Performance occurred, by giving ninety (90) days written notice to the Marketing Arm. For as long as Elgressy has not granted any third party exclusive rights for such Territory or Field, the Marketing Arm will be allowed to continue and operate on a non-exclusive basis in such Territory or Field, or part thereof, which is not subject to third party exclusivity rights) as the case may be. Upon the appointment by Elgressy of an exclusive representative or agent in a Chosen State or Germany or Field, the Marketing Arm will have no further rights in such Chosen State or Germany or Fields, as the case may be, except under existing Sales or Lease Contracts. The Marketing Arm shall not have any claims and shall not be entitled to any remedy against, and compensation from, Elgressy or anyone acting on its behalf, in connection with any such termination of rights. It is hereby clarified, that if the Marketing Arm does not achieve 75% of the aforesaid annual targets with respect to the States, it shall lose its exclusivity with respect to all the States. However notwithstanding the above, if an annual target is not met, the Marketing Arm shall have the option to pay Elgressy a cash payment equal to Elgressy's share in the shortfall with regard to 75% of the relevant annual target, in order to keep its exclusivity in the aforementioned Territories or Fields (the "Marketing Arm Option"). The Marketing Arm Option must be exercised and funded within sixty (60) days of the end of a relevant year, after which it shall expire.

Exclusive Marketing Agreement

Notwithstanding the above, in the event that (i) the Marketing Arm did not exercise the Marketing Arm Option, and (ii) Elgressy has not granted any third party exclusive rights for any Chosen State or Germany or Field, and (iii) in the year following the Non-Performance, the Marketing Arm has achieved the relevant targets for a Chosen State or Germany or Field for the year for which Non-Performance occurred and for the following year, the exclusivity shall be reinstated for such Chosen State or Germany or Fields, as the case may be and the above paragraph of this Section 3.8 shall apply. For the purpose of this section, the target for the Chosen States shall be reduced proportionally for the Chosen  States  in which exclusivity has been granted by Elgressy to a third party. (i.e., if Elgressy grants exclusivity with respect to one of the Chosen States, and assuming there are three Chosen States,  the annual target with respect to the Chosen  States  left shall be reduced from US$750,000 (seven hundred and fifty thousands US dollars) to US$500,000 (five hundred thousands US dollars).

3.9	Reports.

3.9.1
Subject to any applicable law and regulation, the Marketing Arm shall provide Elgressy with a written report, not later than thirty (30) days following the completion of each quarter, indicating the Marketing Arm’s sales/leases in the Territory in the previous calendar quarter, with the Customer’s name and address. The Marketing Arm will also provide Elgressy copies of all agreements, in connection with the Products, which were entered into  with Customers and Subagents. The Marketing Arm shall maintain complete and accurate records of the location, quantities, catalog number, place of sale in the Territory and lot numbers of all shipments as part of its in-house tracking program for a period not less than the longer of: (i) three (3) years after the last Product was dispatched by Elgressy to the Marketing Arm, and (ii) the period required under any applicable law or regulation.

3.9.2
In addition, the Marketing Arm shall provide Elgressy with: (i) a report once every calendar quarter specifying the Revenues actually received during the previous calendar quarter for which payments are due to Elgressy, signed by the Marketing Arm's Chief Financial Officer or Chief Executive Officer, and (ii) not later than twenty one (21) days following the publication of the Marketing Arm's annual a copy of financial statements as published subject to the Marketing Arm being a corporation whose stock is publicly traded.

Exclusive Marketing Agreement

It is hereby clarified, that for the purpose of this Agreement the term "Revenues" shall mean any and all payments actually received by the Marketing Arm from Customers and Subagents (with regard to Products).

3.10
Lease Agreements. The Marketing Arm undertakes that all Lease Agreements shall be consistent with this Agreement and shall include the following provisions: (i) all Customers shall be connected to Elgressy’s control center, if available, and (ii) in the event that the Marketing Arm shall breach the Elgressy SLA which breach shall not be cured within thirty (30) days from the receipt of written notice from Elgressy to this effect, the Lease Agreement (including all rights and obligations thereof) will be assigned by the Marketing Arm to Elgressy or its designee, upon Elgressy’s written request to such assignment. The Marketing Arm shall provide Elgressy with an electronic copy of all signed Lease Agreements. The aforementioned provisions shall apply mutatis mutandis to any Sales Agreement.  It is hereby agreed that the Marketing Arm shall make its best efforts that a Lease Agreement shall not include any provision with respect to penalty in case of delay in delivery; however, in the event that a Customer insists on such a provision in its Lease Agreement or Sale Agreement, such provision in the Lease Agreement or Sale Agreement will be subject to Elgressy's prior written consent and approval ("Special Provision"), in order for Elgressy to be deemed liable for payment thereof.

3.11
Permits and Approvals. If any Installation (as defined below) requires any permits and approvals under the jurisdiction of the Territory and/or the Field, as applicable, the Marketing Arm shall obtain such permits and approvals at its sole expense - all, subject to Section 6 below.

3.12
Additional Installations. With respect to any Installation following the first two Installations ("Additional Installations") in each of Germany, each Field and the States (together) the Marketing Arm, by itself or through suitable contractors located by the Marketing Arm ("Contractors"), shall execute the Installation, as well as provide technical support to the Customers for the entire Lease Agreement period, subject to the terms and conditions of such Lease Agreement and this Agreement.  All  the costs and expenses relating to these Additional Installations will be borne by the Marketing Arm.  It is clarified that the first two Installations in each of Germany, each Field and the States (together) (8 Installations in total) (the "Initial Installations") shall be carried out according to Section 4.8 hereto.

3.13
Subagents/Contractors. Any agreement with a Subagent and/or Contactor shall include a provision according to which any such agreement, including all rights and obligations thereof, may be assigned by the Marketing Arm to Elgressy or its designee, subject to Elgressy's prior written consent.

Exclusive Marketing Agreement

3.14	Service Warranty. Upon Customer's request only, the Marketing Arm shall provide each Customer with a service warranty consistent with the MA SLA.

3.15
Title to Modifications. The Marketing Arm agrees that Elgressy shall have any and all right, title and interest in and to any modifications, design changes or improvements arising directly out of or in direct connection to the Products' technology suggested by the Marketing Arm, its employees, Subagents, Customers, or other persons, without the payment of any additional consideration therefor either to any of such persons, except to the extent, and then only to the extent, required by applicable law otherwise. The Marketing Arm will execute (and/or cause the execution) of all reasonable documents and take (and/or cause to be taken) all other reasonable action necessary to vest all such right, title and interest in such modifications, design changes or improvements in Elgressy; provided however that any costs and expenses incurred by the Marketing Arm and/or its Contactor or Subagents with respect to this Section shall be borne and/or reimbursed by Elgressy, subject to its prior written consent. For removal of doubt the Marketing Arm and/or its Contractor and/or Subagents' undertakings under this Section shall be subject to such reimbursement by Elgressy, and the reasonable availability of the Marketing Arm and/or is Contractor and/or Subagent's.

4.	ADDITIONAL OBLIGATIONS OF ELGRESSY

4.1
Sales Support. Elgressy shall provide the Marketing Arm with any and all sales and marketing information available with regard to the Products and shall furnish, without charge, such promotional literature, and other materials pertaining to products as are available from time to time. Elgressy hereby authorizes the Marketing Arm and any of its employees and Subagents to use such material and information in connection with the Products as well as with any other material and information available on the Elgressy website as may be updated from time to time.

4.2
Control Center. Subject to the terms of this Agreement, the Lease Agreements and the Sale Agreement, Elgressy hereby undertakes to (i) enable the connection of each and every Customer's Product to its control center within thirty (30) days following such request from the Marketing Arm and through provision of the Products with the relevant functionality to allow such connection; (ii) to provide control, malfunction assessments and diagnosis in real time pursuant to the Elgressy SLA for a period equal to the term of each Lease Agreement.

4.3	Warranty and Process Guarantee.

4.3.1
THE WARRANTIES SET FORTH IN THIS SECTION 4.3 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED BY ELGRESSY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

Exclusive Marketing Agreement

4.3.2
The warranties and performance guarantee in this Section 4.3 do not extend to any Product that is modified or altered, is not maintained according to Elgressy’s maintenance recommendations attached hereto as Schedule 4.3.2 (the "Maintenance Recommendations"), is operated, handled or stored in a manner other than that specified in the Maintenance Recommendations (as such recommendations are reasonably amended by Elgressy from time to time with respect to its customers generally), has its serial number removed or altered or is treated with abuse, negligence or other improper treatment. .

4.3.3
Product Warranty. Elgressy warrants and represents, for a period of 18 (eighteen) months commencing upon installation of a Product at the Customer's premises (the "Warranty Period") that the Products (including any spare parts) shall be free from defects in material and workmanship and shall comply with the specifications. The Marketing Arm will provide a back-to-back warranty to the Customer in the States and the Fields. In Germany, the Marketing Arm shall provide the Customers with an Elgressy product warranty unless otherwise demanded by Customer, and Elgressy undertakes to provide such Product warranty.

4.3.4
Warranty for Repairs. Without derogating from the warranty provided in the preceding clause, Elgressy warrants and represents that any repair of a Product shall be free from material defects in material and workmanship, and shall comply with the applicable specifications, for a period of eighteen (18) months from the date of repair of such Product.

4.3.5
Performance Guarantee. Elgressy shall provide the Marketing Arm with a performance guarantee for the Warranty Period, with respect to the Product, as may be adjusted on a project-by-project basis, upon receiving the Customer's specifications, whereby Elgressy shall guarantee the due performance of the Product pursuant to the specifications and Customer's requirement, as set forth in the request for quotation, as may be thereafter amended by the consent of the parties. The Marketing Arm will provide a back-to-back performance guarantee to the Customer in the States and the Fields. In Germany, the Marketing Arm shall provide the Customers with an Elgressy performance guarantee, and the latter undertakes to supply such performance guarantee

4.3.6
Remedies. Should there be any defect covered by the warranties and guarantees set forth in Sections 4.3.3 to 4.3.5 above, Elgressy shall, at its own expense, repair or replace the non-conforming Product pursuant to and within the time frame set forth in the Elgressy SLA. It is understood by the Parties that neither the Marketing Arm nor any of its Subagents shall be entitled to any other remedy from Elgressy under such warranties and guarantees unless otherwise expressly stated herein). Notwithstanding the aforesaid, it is hereby clarified, that in the event of a malfunction or breakdown of a Product within 30 days of Installation, in a way that Elgressy is not able to repair or replace such Product, Elgressy shall (i) remove the Product from the Customer’s premises, at its own expense, and (ii) will return to the Marketing Arm the consideration paid for such Product and this shall be the sole and exclusive liability of Elgressy.

Exclusive Marketing Agreement

4.4	SLA. All of Elgressy's obligations hereunder shall be performed at the times and under the terms prescribed in the Elgressy SLA.

4.5
Products Supply. Elgressy undertakes to supply, during the term of this Agreement the Products to the Marketing Arm, for the consideration set out in Section 5. In addition, Elgressy shall supply to the Marketing Arm, upon the latter’s request and free of any consideration, two (2) pilots of the Product (“Pilot Products”), provided that (i) the cost of each of these Pilot Products based on the price set forth in the Price List (as defined below) (in this Section only, the "Cost") shall not exceed US$10,000 (ten thousand US dollars), and (ii) Installation  of the Pilot Products shall be as provided for Initial Installations or Additional Installations, as applicable, and any, additional expenses such as shipment shall not be borne by Elgressy and (iii) the Lease/ Sale Agreement with such Customer shall include a provision according to which the Customer undertakes to lease/purchase the Product within thirty (30) days of Installation, if, the Pilot Products fulfils the performance criteria set out in such Lease Agreement or Sale Agreement. It is hereby clarified, that (a) in the event that  the Marketing Arm requires Pilot Products with a Cost greater than US$10,000, Elgressy shall be entitled to receive payment of the difference between the Cost of the Pilot Products required and US$10,000 (ten thousand dollars); (b) upon the reimbursement of Elgressy for a Pilot Product, the Marketing Arm shall be entitled to  a replacement Pilot Product such that at all times the Marketing Arm shall have at its disposal two (2) Pilot Product installations.

4.6
Technical Support. Elgressy (directly or through its designees) undertakes to provide the Marketing Arm and the Customers, as may be required by the Marketing Arm and/or by the Customers, with technical support by e-mail or telephone, in accordance with the Elgressy SLA. In the event of a malfunction or breakdown of a Product during the Warranty Period and subject to the above Warranty, Elgressy undertakes that it will, at its expense, solve any problems that the Marketing Arm's technical support or the Subagents and Contractors are (i) unable to resolve despite the reasonable efforts by duly trained personnel, or (ii) unauthorized to resolve pursuant to this Agreement, or (iii) if resolved by them would void the warranty granted by Elgressy to the Product, and in such cases, to repair or replace such Product (or its spare parts), at its own expense upon receipt of a written notice of such malfunction or breakdown.  The repaired or replaced the Product (or its spare parts) shall be returned to the Customer via a commercially acceptable carrier, freight prepaid within seven (7) days from the date of the aforementioned notice for parts which are considered critical (as defined as in the Elgressy SLA) or within thirty (30) days in other cases.

Exclusive Marketing Agreement

4.7
Customer Information. Elgressy undertakes to provide the Marketing Arm with contact information of any potential clients that approach it with regard to the Products in the Territory and/or in the Fields. Elgressy shall not be entitled to sell and/or lease Products and/or provide services with respect to the Products in the Territory and/or in the Fields as long as the Marketing Arm is entitled to do the same, exclusively, pursuant to this Agreement.

4.8
Initial Installations. Elgressy undertakes that it will ensure that Elgressy's professional and suitably trained technical personnel are available to execute the Initial Installations. It is agreed that the Parties shall take all reasonable efforts to coordinate the Initial Installations in order to minimize travel to the States and Germany. Elgressy shall not be entitled to any consideration with respect to the above-mentioned Initial Installations. The Marketing Arm shall bear costs and expenses incurred by Elgressy personnel with respect to such Initial Installations (e.g. flight tickets, hotels, etc.). It is clarified that the costs and expenses relating to all the personnel of the Marketing Arm and the Customers and/or the infrastructure costs relating to these Initial Installations will not be borne by Elgressy. Elgressy agrees that the Subagents and/or Contractors appointed by the Marketing Arm for the purpose of Additional Installations, after sale support and maintenance of the Product at the Customer site, will be trained by Elgressy on site and will be permitted to observe and participate in all the aforementioned Initial Installations in order to acquire the skills which will enable them to undertake subsequent Additional Installations to Elgressy’s satisfaction and to provide continuous support to Customers, in accordance with the  MA SLA provided that all expenses thereto will be borne by the Marketing Arm or the Subagent or a Contractor  It is hereby clarified, that the Marketing Arm shall be responsible for the Additional Installations and providing support, in accordance with the MA SLA, and Elgressy shall only be obliged, without derogating from any of its warranties and guarantees set forth above, to provide for no additional consideration, the technical support set forth in Section 4.6 above and in accordance with the Elgressy SLA.

4.9
Notification of Changes. Elgressy reserves the right to change a Product or its specifications or to discontinue the manufacture of one or more of the Products, without payment of any compensation to the Marketing Arm, subject to Elgressy providing the Marketing Arm with: (i) one hundred twenty (120) days advance notice of any material changes or discontinuations of Products; and (ii) one hundred twenty (120) days advance notice of any changes in Products that are expected to result in a change in the catalog number or model number of a Product. Elgressy shall notify the Marketing Arm promptly of any material changes in the Products or affecting prices, new products, supplementary products, new versions and/or generations of the Products, terms, and conditions of sale, sales policies, projected delivery dates, schedule changes, and other matters that may affect the processing and completion of orders solicited by the Marketing Arm. The provisions of this Section 4.9 shall not be applicable to Products with respect to which a quotation has been provided by Elgressy, but only to Products with respect to which Elgressy has not yet provided a quotation.

Exclusive Marketing Agreement

4.10
In any event of a material change to product and/or material modification of its specifications or the replacement of a product by another product all in a way that results in material change of the Product functioning or its Installation, Elgressy shall train anew the Marketing Arm, its Contractors and its Subagents at their premises and/or on site for the first two (2) Installations in a Territory or a Field, in accordance with the mechanism set out in Section 4.8 above, and maintenance of the modified products or new products, in order to enable them to install such products in a professional manner and to provide services pursuant to Elgressy's SLA.

4.11
Elgressy hereby grants the Marketing Arm an irrevocable license with a right to sublicense, to use the Production Data Package and the Manufacturing Technology to manufacture, market and sell, within the Territory and the Fields in the event that Elgressy, by itself or through third parties, discontinues its engagement in the business (including in case of liquidation whether voluntary or otherwise) of selling products for water treatment or alternatively if Elgressy discontinues the manufacture of the Products or any "product that is competitive with the Products" (as such phrase is defined in Section 3.3 above) by itself or through third parties (including in case of sale of the business or assets of Elgressy in the framework which the purchaser reserves the rights of the Marketing Arm pursuant to this Agreement); provided, however, that Elgressy shall be entitled to a royalty payment equal to 10% (ten percent) of any and all of the consideration, excluding VAT, sales tax or any similar tax, actually paid by the end-user Customer  to either the Marketing Arm or any of its subsidiaries or affiliate or sub-licensees with respect to any use, sale, license, distribution or any other manner, of such Production Data Package and the Manufacturing Technology or products relating thereto, as long as the Marketing Arm uses such license or any of the rights connected to or arising thereof out of, the Production Data Package and the Manufacturing Technology. It is hereby clarified that the Marketing Arm shall be entitled to withhold taxes from the amounts due to Elgressy to the extent required by any applicable law, unless Elgressy has provided the Marketing Arm with the required document which under the applicable law, removes the Marketing Arm's legal requirement to withhold taxes. The Marketing Arm shall provide Elgressy with documentary evidence of any such payments.

For the purposes of the license granted to the Marketing Arm under this Section,  within ninety (90) days of signing the first Lease Agreement, Elgressy will deposit the Production Data Package and the Manufacturing Technology of all Products and any other relevant information required for the manufacture of the Product with Escrow Europe in Israel, who will act as a trustee for the parties hereto and shall be required to release such material to the Marketing Arm only:

(a)
 If Elgressy, by itself or thorough third parties, discontinues its engagement in the business of selling products for water treatment (including in case of liquidation whether voluntary or otherwise); or

Exclusive Marketing Agreement

(b)	If Elgressy, by itself or through third parties, for a period of 6 (six) months, is unable to provide a Product;

The Marketing Arm shall bear all costs with respect to the trustee.

4.12
Spare Parts. Elgressy undertakes to supply to the Marketing Arm, such amount of inventory in order to meet all undertakings set forth in the Lease Agreements, including without limitation to provide spare parts for any Products sold by the Marketing Arm in accordance with the Lease Agreements. The Marketing Arm will pay for these spare parts according to the Price List. Elgressy undertakes to hold, during the term of this Agreement and with respect to each Product installed at a Customer's site for a period equal to the lease period, as may be extended or renewed from time to time, a minimum level of inventory in order to meet all undertakings set forth in this Agreement and in the Lease Agreements. Such inventory will be kept at all time in good order and in marketable conditions.

4.13
Capacity. Without derogating from the generality of the foregoing in Section 5, Elgressy warrants that given a two (2) month lead-time it is able to manufacture and dispatch such number of Products equal to the quantity forecast by the Marketing Arm for any given three (3) month period pursuant to Section 5 below above. In addition, Elgressy warrants that it is able to manufacture and supply Products pursuant to the Short Marketing Plan and the Five Year Marketing Plan as to enable the Marketing Arm to meet the sales targets set forth therein, and further, that such capacity shall be maintained, and if necessary increased, throughout this Agreement. Elgressy agrees to supply to the Marketing Arm, subject to reasonable allocations among all of Elgressy’s distributors based on relative sales and gross margins resulting from these sales, in their respective territories, sufficient quantities of any discontinued Products to cover reasonable Customer orders or tenders applied for by the Marketing Arm prior to a notice of discontinuance of a Product.

4.14
Meetings. Upon the Marketing Arm's request that a representative of Elgressy attends a meeting with a potential customer, Elgressy undertakes, at its expense, to ensure that a competent Elgressy representative shall be available in person to attend such meeting, provided, however that Elgressy will not be required to participate in meetings in the United States and Germany more than twice a year each. Elgressy may attend additional meetings upon the Marketing Arm’s requests and at the Marketing Arm’s expense, subject to Elgressy’s sole discretion.

4.15
Elgressy IP Rights. Elgressy hereby represents and warrants to the Marketing Arm that: (i) to the best of Elgressy's knowledge, none of the Intellectual Property related to the Products, the Manufacturing Technology and the Production Data Package infringes any rights of any third party and there are no notices and/or claims pending against Elgressy alleging that the production process and/or the use of the Products infringes the rights of any third party; (ii) any and all transfers of Intellectual Property rights by Elgressy shall be carried out subject to and without derogating from the rights of the Marketing Arm pursuant to this Agreement (iii) to the best of Elgressy's knowledge, Elgressy owns all Intellectual Property Rights necessary for the operation of the business of the Elgressy as presently conducted and as  proposed to be conducted under this Agreement, except for future developments or adjustments to the Products that may be required.

Exclusive Marketing Agreement

4.16
Performance Standard. Elgressy represents and warrants that the performance table attached hereto as Schedule 4.16 accurately represents the range of savings of water and chemicals which occur directly as a result of the use of the Products under reasonable conditions.

5.	METHOD OF ORDERING AND ACCEPTANCE OF ORDERS

5.1
Forecast. The Marketing Arm undertakes to provide Elgressy, within ten (10) days before the end of every calendar quarter, with a sales forecast for the following three (3) months. Elgressy undertakes to supply the forecasted sales within 2 months from the relevant order date. It is hereby agreed and clarified that the forecast provided by the Marketing Arm is for administrative purposes only and shall not be deemed an obligation of the Marketing Arm to purchase Products pursuant to the forecast, in any way whatsoever.

5.2
Quotations. Within seventy two (72) hours after receiving a request for a quotation (submitted in accordance with the form set out in Schedule 5.2 attached hereto) from the Marketing Arm, Elgressy shall submit a quotation, valid for three (3) months, whereby Elgressy will be committed to supply the Product with respect to which the quotation is given pursuant to the terms and conditions of this Agreement including without limitation pursuant to the Price List, as defined below.

5.3
Purchase Order. Following the receipt of a quotation from Elgressy as set forth above, the Marketing Arm shall be entitled to provide Elgressy during the three (3) month term, with a binding Purchase Order (as defined below), with respect to Products covered by the quotation. Such purchase order shall reference the quotation, and shall specify: (i) the Products covered by the purchase order; (ii) requested delivery date; (the "Purchase Order"). Elgressy will confirm receipt of a Purchase Order within two (2) business days in Israel from its receipt. Elgressy undertakes to meet the delivery dates set forth in each Purchase Order, only to the extent consistent with the terms of this Agreement, including payment terms, unless otherwise agreed by the Parties. A Product shall not be deemed to have been ordered by the Marketing Arm unless and until Elgressy receives a signed Purchase Order which has been confirmed pursuant to this Agreement by Elgressy, which confirmation shall not be withheld if such Purchase Order complies with the terms set forth in this Agreement.

5.4	Elgressy may decline to provide a quotation only:

5.4.1
in the event that for the compliance with a Regulatory Requirement within the Territory and/or the Fields or a Customer’s requirement, material technological adjustments/modifications of Products and/or any technological development work are required; or

Exclusive Marketing Agreement

5.4.2	LSI at in-let water > 1 and pH >8

6.	REGULATORY REQUIREMENTS

Elgressy manufactures and will manufacture the Products at all times in compliance with the CE standard applicable to Europe and the UL standard applicable to United States. Elgressy further undertakes to comply in material respects with the applicable Regulatory Requirements in Israel including without limitation: (i) to possess a valid business license and any other permits and licenses to enable it to perform its obligations hereunder; and (ii) to comply with applicable environmental laws in all material respect; and (iii) to comply with occupational health and safety standards and regulations, in each case expect where such failure would not materially adversely affect its performance pursuant to this Agreement. Elgressy further undertakes to comply in material respects with the applicable Regulatory Requirements in other regions in which it has activity, to the extent required to fully comply with its obligations pursuant this Agreement.

The Marketing Arm undertakes to comply in material respects with all applicable Regulatory Requirements required for its activities under this Agreement including without limitation: (i) to possess a valid business license and any other permits and licenses to enable it to perform its obligations hereunder; and (ii) to comply with occupational health and safety standards and regulations, in each case expect where such failure would not materially adversely affect its performance pursuant to this Agreement.

The Marketing Arm shall inform Elgressy of any applicable specific regulatory requirements in each of the Fields or States to the extent that it is aware of any. Elgressy shall make commercially reasonable efforts to comply with such regulations, subject to Section 5.4 above, to the extent applicable to its obligations under this Agreement, if these changes affect the cost of the Product, the price of the Product will be updated accordingly.

7.	INDEMNIFICATION

7.1
Indemnification by Elgressy. Elgressy shall indemnify, defend and hold the Marketing Arm and its affiliates, and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives harmless from and against, any and all Claims, that arise out of any claim of a third party asserted against the Marketing Arm arising as a result of : (a) any Elgressy Liability (as defined below) including without limitation in connection with any defect in the design, built, manufacture and the performance of the Product; (b) any infringement or misappropriation of any patent or intellectual property rights of such third party relating to a Product(s) including without limitations in connection with the Trademarks, as defined below; (c) any claim covered by the warranties and guarantees provided by Elgressy under this Agreement; or (d) any other negligent or intentional act or omission of Elgressy, its employees or representatives.

7.2
Indemnification by the Marketing Arm. The Marketing Arm shall indemnify, defend and hold Elgressy and its Affiliates, and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives harmless from and against, any and all Claims, that arise  out of any claim of a third party asserted against the Elgressy arising as a result of (a) any Marketing Arm Liability (as defined below); or (b) any other negligent or intentional act or omission of the Marketing Arm, its employees or representatives, Contractors and Subagents; or (c) any Special  Provision to which Elgressy did not agree in advance as set forth in Section 3.10 above.

Exclusive Marketing Agreement

7.3
It is further agreed that the indemnification obligations of the Parties hereto as set forth in Section 7.1 and 7.2 above shall be limited to the amount actually received by the indemnifying party under its insurance policy purchased pursuant to Section 7.6 (Insurance) below, if and to the extent that such insurance policy covers such liability and such amount are actually received from the insurance company and if such liability is not covered by insurance and/or no amounts are actually received from the insurance company, the liability will be as otherwise provided in this Agreement. Notwithstanding the foregoing with regard to IP Infringement Awards (defined in Section 8.1) Elgressy’s liability shall be unlimited.

7.4
Without derogating from Marketing Arm's rights to be indemnified pursuant to this Agreement, if a Claim is to be made by a third party with regard to intellectual property infringement relating to any or all Products, the Party that received the Claim shall immediately notify the other Party. After such notice, Elgressy shall advise the Marketing Arm within the time specified in such Claim,  if it elects at its own cost, risk and expense, to assume the defense and investigation of such lawsuit or action and/or, to compromise or settle such claim. It is hereby agreed that the aforementioned defense, investigation and/or compromise shall not derogate in any way whatsoever from the Marketing's Arm's rights pursuant to this Agreement. In the event Elgressy decides not to pursue the defense and/or compromise and/or settle such claim, it shall promptly notify the Marketing Arm of its decision which shall constitute an irrevocable authorization for the Marketing Arm to assume the defense at its own risk and expense, and in such case (A) if a judgment is given against the Marketing Arm or Elgressy with regard to such Claim, the provisions of this Agreement shall continue to be in effect to the extent practical, or (B) if the Marketing Arm wins such a Claim, then: (i) Elgressy shall grant the Marketing Arm exclusivity with respect to the Territories and/or Fields to which such Claim relates, without the Marketing Arm's need to fulfill the targets relating to such Territories and/or Fields, and (ii) until the Marketing Arm has recouped from sales of the Products an amount equal to the actual out of pocket costs and expenses incurred by the Marketing Arm with respect to defending such Claim, the Marketing Arm shall not be required to pay Elgressy the Additional Payment (as defined in Section 9.1.2 below)  for the Products relating to such Claim with respect to the specific Territory, State or Field to which the Claim relates, however, once the Marketing Arm recoups from sales or leases of the Products the amount equal to the actual out of pocket costs and expenses incurred by it with respect to defending such Claim, it shall again begin paying Elgressy the Additional Payments in accordance with Section 9.   However,  in the event that other distributors of the Products also wish to assume the defense – the costs and expenses shall be allocated pro-rata between them.

Exclusive Marketing Agreement

In the event that the Marketing Arm assumes the defense of the Claim, Elgressy will provide all documents and information reasonably required for such defense and  the Marketing Arm shall not compromise the Claim if such compromise contains any admission of liability by Elgressy or an undertaking of payment by Elgressy, without Elgressy’s prior written consent.

It is hereby clarified, that in case of a Federal claim, the mechanism stated in this Section 7.4 shall not apply, and the Parties shall decide on a case to case basis how to handle such Claim.

7.5
Indemnification Procedure. The indemnification obligations herein shall be subject to the following conditions and limitations: (i) any of the parties entitled to be indemnified pursuant to the above (the "Indemnified Party") shall notify the other party (the “Indemnifying Party”) promptly after the assertion of any claim, demand, complaint, other action by a third party or occurrence of any event which may give rise to indemnification hereunder; (ii) the Indemnifying Party shall be entitled to assume the defense against such claim, demand, complaint or other action, in which case the Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating thereto during normal business hours, and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof; and (iii) whether or not the Indemnifying Party has assumed the defense as aforesaid, none of the Indemnified Party or the Indemnifying Party shall settle or compromise any such action or claim, without the prior written consent of the other party, which shall not be unreasonably withheld.

7.6
Insurance. Each Party undertakes that at all times throughout the term of this Agreement it shall maintain in effect, on its own account, with respect to the Products and its obligations under this Agreement, product liability insurance, third party liability insurance, employer's liability insurance and property insurance policies. The insurance policies will be issued by a reputable insurer and will each have a limit of liability per occurrence and in the yearly aggregate as shall be agreed by the parties in writing within forty five (45) days following the signing of this Agreement and following the receipt of an insurance expert's advice. Such policies shall name the other Party as an additional insured or loss payee and shall be cancelable only after sixty (60) days advance written notice to the other Party. The above policies shall, to the extent insurable, also cover contractual liability and shall provide for the protection of a waiver of subrogation by all insurance carriers in favor of the other party. Without derogating from the obligation to produce insurance policies as set forth above, each Party shall from time to time furnish to the other party certificates of insurance evidencing such insurance policies, at the Marketing Arm's request. In the event that the Parties hereto will be advised to purchase a single insurance policy (regarding third party claims and product liability) for both Parties, subject to the consent of all Parties to do so, the provisions of this Section 7.6 shall apply to such insurance policy, mutatis mutandis.

Exclusive Marketing Agreement

7.7
The Parties hereto hereby agreed that the costs of the product liability insurance policy with respect to the Products purchased by the Marketing Arm shall be borne by the parties hereto in equal parts. However, Elgressy's share of the said costs shall be deducted each year from the Additional Payments due to Elgressy in the first four transactions under this Agreement (hereinafter "Elgressy Insurance Participation Costs").

8.	LIABILITIES

8.1
Subject to the terms and conditions of this Agreement, including the Elgressy limited warranty according to Section 4.3 above, Elgressy shall be liable for all debts, liabilities and obligations of any kind, including without limitation under applicable Regulatory Requirements or to any third party, incurred in direct or indirect connection with the manufacture of the Products and the performance of its obligations under this Agreement during the term of this Agreement commencing after its signing by both parties hereto and/or resulting from any product liability or intellectual property infringement, environmental law or similar claim filed against the Marketing Arm by Elgressy or any third party with respect to any Products manufactured by Elgressy (the "Elgressy Liability"). Notwithstanding the foregoing, with regard to third party claims with regard to intellectual property infringement by Elgressy,  Elgressy’s liability to indemnify the Marketing Arm for all amounts awarded in favor of such third party by a final judgment of a competent court against the Marketing Arm with respect to  breach by Elgressy of such third party’s intellectual property rights (“IP Infringement Awards”), shall be unlimited.

8.2
Subject to the terms and conditions of this Agreement, the Marketing Arm shall be liable for all debts, liabilities and obligations of any kind, including without limitations under applicable Regulatory Requirements or to any third party, incurred in direct or indirect connection with the marketing, sale installation, support and service of the Products pursuant to this Agreement, during the term of this Agreement commencing after its signing by both parties hereto (the "Marketing Arm Liability").

8.3
It is hereby agreed and clarified that in no event whatsoever, shall the liability of either Party except with respect to Elgressy unlimited liability with regard to IP Infringement Awards, under this Agreement exceed the amount actually received by such Party in consideration during three years (as from Installation), for the specific project in connection with which the liability will arise. For the purposes of this Section the amount actually received by the Marketing Arm shall be deemed to be the amount received by the Marketing Arm after deduction of any amount paid to Elgressy under this Agreement with respect to the relevant Product. Furthermore, the indemnification obligations of either Party shall not be enforceable in the event of intentional acts and/or omissions and/or gross negligence on the part of the Party claiming for indemnification.

Exclusive Marketing Agreement

8.4
IN NO EVENT WILL ANY PARTY HERETO, OR ITS RESPECTIVE SUBSIDIARIES, AFFILIATES, EMPLOYEES, OFFICERS, AND DIRECTORS, HAVE ANY LIABILITY UNDER THIS AGREEMENT, REGARDLESS OF THE BASIS ON WHICH THE OTHER PARTY IS ENTITLED TO CLAIM DAMAGES (INCLUDING BREACH, NEGLIGENCE, MISREPRESENTATION, OR OTHER CONTACT OR TORT CLAIM) FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR FOR ANY ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF FORESEEABLE OR EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE REMOVAL OF DOUBT, THE FOREGOING LIMTATION SHALL NOT APPLY TO LEGAL FEES INCURRED BY ANY PARTY HERETO.

9.	REVENUE BASED MODEL

9.1	Elgressy shall be entitled to the following consideration for all Products leased/sold to Customers (the "Revenue Based Model") under a Lease/Sale Agreement:

9.1.1
Payment for the Products on the basis of the "ex–works" price set forth in the Elgressy price list attached hereto as Schedule 9.1.1 (a) (the "Price List") multiplied by a factor of 1.10 (one point ten) (the “Product’s Price”) upon payment conditions attached hereto as Schedule 9.1.1 (b). Packing, shipment, insurance and delivery costs will be at the Marketing Arm's expense; and,

9.1.2
An additional payment with respect to each Product, in the amount of 40% of the Lease Price actually received after deduction of: (i) any "sales tax", VAT (Value Added Tax) or similar tax, if applicable; and (ii) the Product's Price (as defined in Section 9.1.1 above), to be paid monthly, until the 15th of each month with respect to the amounts actually received in the previous month (hereinafter the "Additional Payment.) Such Additional Payment will be made in accordance with and subject to the amounts actually received by the Marketing Arm, in the relevant month, from the Customers  or Subagents (as applicable) following receipt of an invoice from Elgressy. It is clarified that the amounts payable under this Section 9.1.2 with respect to each specific Product, shall commence being paid to Elgressy after the Marketing Arm has deducted from the consideration for such specific Product actually received from the relevant Customer, or Subagents (as applicable) an aggregate amount equal to the sum paid to Elgressy for the Product. Notwithstanding the foregoing it is agreed by the parties that the Marketing Arm shall be entitled to deduct the "Elgressy Insurance Participation Costs" as defined in Section 7.6 above, from any Additional Payment the latter is entitled to.

9.1.3
It is agreed that in the event that the Marketing Arm purchases a Product from Elgressy for the purpose of selling it to a Customer pursuant to a Sales Agreement, upon Customer’s request, the consideration to Elgressy shall the price specified in the Price List multiplied by three (3). The terms and conditions of this Agreement shall apply to any of the Sale Agreements, mutatis mutandis.

Exclusive Marketing Agreement

10.	INTELLECTUAL PROPERTY

10.1
Elgressy owns and shall retain all rights, title and interest in the intellectual property associated with the Products (except for off the shelf components purchased from third parties) and in the Elgressy Trademarks (as defined below), including intellectual property rights  and any derivatives thereof, updates, enhancements, modifications or improvements made thereto.

10.2
The Marketing Arm acknowledges and agrees that Elgressy is the sole owner of all rights, title and interest in the Products and the Elgressy Trademarks, copyrights, know-how, trade secrets, patents and other proprietary rights, and all proprietary, trademark or copyright markings thereon throughout the world. Without limiting the above, all use by the Marketing Arm of Elgressy Trademarks shall inure to the benefit of Elgressy and the Marketing Arm shall not obtain any rights thereto.

10.3
The Marketing Arm shall cooperate to a reasonable extent with Elgressy, in protecting Elgressy’s proprietary rights, including intellectual property rights in the Products within the jurisdictions that the Marketing Arm is entitled to sell the Products pursuant to this Agreement without the need for prior consent of Elgressy, and in those jurisdictions where the Marketing Arm has actually leased or sold Products, subject however to reasonable availability of the Marketing Arm and its personnel and further provided that all out of pocket expenses incurred by the Marketing Arm and/or its personnel shall be borne by Elgressy, as shall be agreed upon in advance. Additionally, without derogating from any other obligations hereunder, the Marketing Arm shall ensure that any potential clients and/or Customers  are aware of all of the Elgressy’s rights.

10.4
The Marketing Arm agrees to market the Products in the Territory under any trademarks and trade names used by Elgressy (including Elgressy’s name or any other trademark or trade name used or claimed by Elgressy during the term of this Agreement, collectively referred to herein as the  “Elgressy Trademarks”). Elgressy hereby consents to the use of the Trademarks in the Territory and elsewhere, if applicable, by the Marketing Arm solely in connection with the marketing and sale of Products and otherwise in accordance with the terms of this Agreement.

10.5
The Marketing Arm’s use of the Trademarks shall be limited to use for distribution of the Products in the manner contemplated by this Agreement. The Marketing Arm shall use its best efforts to seek the prior written consent of Elgressy prior to the use of the Trademarks in connection with any packaging or brochures. The Marketing Arm further agrees that it will not contest, during or after the term of this Agreement, any Trademark and it will not use, after the term of this Agreement, any Trademark, or other intellectual property rights of Elgressy, except as expressly provided hereunder.

Exclusive Marketing Agreement

10.6
The Marketing Arm agrees not to remove, alter, obscure or destroy any Trademark, copyright markings or confidentiality legends placed upon or contained within materials related to Elgressy and/or its Products or documentation related thereto. The Marketing Arm agrees not to attach or apply to the Products and any promotional materials related thereto, any label, marking or other information which has not been approved by Elgressy in writing in advance.

10.7
Notwithstanding any of the aforementioned, during the term of this Agreement and with respect with (i) and (iii) below for 2 years following termination of this Agreement, and with respect to the remaining subsections of this Section 11.7 with no limitation of time, the Marketing Arm shall: (i) not engage, by itself or through the assistance of any third party (including Subagents) directly or indirectly, in the research, development, manufacturing, marketing, distribution, sale, lease or licensing of any product which is or may constitute a derivative work of the Products (or any part thereof); (ii) not represent that it possesses any proprietary interest in the Product (or any part thereof); (iii) not directly or indirectly, take any action to contest the company’s intellectual property rights or infringe them in any way; (iv) not register, nor to have registered, any, domain names, trademarks, trade names or symbols of Elgressy (or which are similar to Elgressy’s); and (v) save for the specific purpose contained in this Agreement, it shall not use the Trademarks, trade-names of Elgressy in any manner whatsoever.

10.8
Subject to the Marketing Arm's non-compete and confidentiality undertakings, after termination of this Agreement, no party shall be restrained in any way from approaching any Customer(s) and/or from doing any business with such Customer(s) whether in the Territory or the Field or without.

11.	CONFIDENTIALITY

11.1
Each of the Parties hereto acknowledges that the Confidential Information of the other Party comprises valuable trade secrets and is proprietary to such other Party. At all times during and after the termination of this Agreement, each of the Parties hereto shall hold the Confidential Information of the other Party in strict confidence and shall not disclose the same to any other person, firm, or corporation except as reasonably required to perform its obligations under the Agreement. The foregoing obligation shall not extend to information that: (a) is contained in a generally available publication; (b) it can be documented that is or becomes available to the public or the trade during or after termination of this Agreement, other than as a result of any disclosure by the disclosing Party of its own Confidential Information or any other person receiving Confidential Information from such Party; (c) the disclosing Party has documentation showing that the information is known to it prior to the disclosure thereof by the other Party from a source independent of it.

11.2
Each of the Parties hereto shall ensure that each of its employees, agents, subcontractors,  sub-distributors and Subagents (as applicable) shall be subject to a written agreement for the benefit of the other Party containing terms comparable to the terms in this Agreement with respect to the maintenance and non-use of Confidential Information.

Exclusive Marketing Agreement

11.3
Each Party will promptly report to the other Party any actual or suspected violation of the terms of this Section 11, and will take all reasonable further steps requested by such Party to prevent, control or remedy any such violation.

11.4
Each Party hereto shall, upon the termination of this Agreement or the request of the other Party at any time, return to the requesting Party all tangible manifestations of Confidential Information (and all copies and reproductions thereof), including, without limitation, any and all results, data, financial results, business plans, or other information produced using Confidential Information.

11.5
At any time during or after the term of this Agreement and for 2 years following termination of this Agreement, the Marketing Arm shall not take any action to challenge or assist any other person in challenging the validity of any patents of Elgressy registered as Patents or patent applications filed prior to the termination of this Agreement.

11.6
Elgressy hereby acknowledges that the Marketing Arm is a  corporation which has stock listed for trading in the USA and in light of the above, it undertakes not to purchase or sell any of the Marketing Arm's securities, not to use any information received from the Marketing Arm for trading in the latter's securities, whether directly or indirectly, and further not to provide any third party with any information relating to the Marketing Arm which could be used for trading in Marketing Arm's securities in any way whatsoever, in each case, to the extent that any such activity  may constitute a breach of any applicable law.

12.	TERM AND TERMINATION

12.1	Term. Subject to the provisions of this Section 11, the term of this agreement shall be for a period of twenty years (20) years from the Effective Date. 11.2

12.2
Termination. This Agreement may be terminated in its entirety prior to expiration of the term, as provided in Section 12.1 above, by prior written notice to the other Party, whom shall have no claim whatsoever with respect to such termination of Agreement, as follows:

12.2.1	Immediately, by either Party, by written notice, in the event of a Material Breach, subject to the grace period set forth in Section 1.15 above;

12.2.2
By either Party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceeding or make an assignment or other arrangement for the benefit of its creditors;

Exclusive Marketing Agreement

12.2.3
By Elgressy, effective immediately, if the Marketing Arm attempts to sell, assigns, delegates or transfers any of its rights and obligations under this agreement, without having obtained Elgressy’s prior written consent thereto;

12.2.4	By Elgressy, effective immediately, if the Marketing Arm sells the Products out of the Territory and/or the Field in breach of this Agreement;

12.3	Rights of Parties on Termination or Expiration. The following provisions apply upon the termination or expiration of this Agreement.

12.3.1	The Parties will work together in good faith to wind down their relationship in an orderly manner.

12.3.2
Each of the Parties hereof will return to the other Party, or destroy, as the other Party shall instruct all Confidential Information (and any and all copies thereof), any patents, drawings, formulae, samples, documents, literature and any other information in its possession. No Party shall make or retain any copies of Confidential Information of the other party that it may have received.

12.3.3
The Marketing Arm shall cease soliciting orders for the Products, shall transfer to Elgressy all Pilots and demonstration material and immediately cease all use of Confidential Information and marketing materials previously furnished by Elgressy and then in the Marketing Arm’s possession;

12.3.4
Subject to Elgressy's rights of assignment of any and all Subagents Agreements, any Subagents Agreements entered into by the Marketing Arm with respect to any Products shall terminate without any liability to Elgressy and the Marketing Arm shall indemnify Elgressy and hold Elgressy harmless from and against any and all liabilities, costs and expenses (including without limitation reasonable attorneys fees) associated with, arising out of or as a result of the termination of any such Subagents.

12.3.5
The Marketing Arm shall immediately prepare a statement listing all active Customers and the type and amount of orders of Products that were expected to be sold to such Customers by the Marketing Arm during the sixty (60) day period following the date of expiration or termination of this Agreement. The Marketing Arm shall deliver to Elgressy all open orders for Product received by the Marketing Arm on or prior to the date of the notice of termination or expiration.

12.3.6
Upon Elgressy’s election, the Lease and Sale Agreements and all the rights and obligations therein shall be assigned to Elgressy and Elgressy will undertake all the obligations vis–a-vis the Customers deriving from such Leasing Agreements and sign all required documents to give effect to this Section 12.3.6 and further that such assignment shall have full force and effect vis-à-vis the Customers, including, without limitations, by way of signing any reasonably required documents, provided however, that Elgressy shall have provided the Marketing Arm with an irrevocable waiver from any claim and/or liability on the part of the Marketing Arm under such Lease and Sale Agreements;

Exclusive Marketing Agreement

12.3.7
With respect to all Lease Agreements within and outside the Territory and the Fields, the Marketing Arm shall be entitled to payment of the following sum with regard to all Lease Agreements entered into by the Marketing Arm and assigned to Elgressy:

▪	For the first year after termination or expiration - 20% of the revenue generated by the Lease Agreements;
▪	For the second year after termination or expiration - 15% of the revenue generated by the Lease Agreements;
▪	For the third year after termination or expiration - 5% of the revenue generated by the Lease Agreements;

12.3.8
Sole Remedy. The Marketing Arm’s right to receive the post-termination commission provided in Section 12.3.7 above shall constitute the Marketing Arm’s sole remedy for or arising out of termination or expiration of this Agreement under Section 12.1 above.

12.3.9
Outstanding Purchase Orders. Purchase Orders entered into prior to the expiration or termination of this Agreement shall be valid and remain in effect for the period of time necessary to fulfill the terms of the Purchase Order, provided that: (a) Elgressy shall have no obligation to confirm Purchase Orders requesting delivery after expiration of this Agreement, and (b) after a notice of termination is given, the Marketing Arm will remain obligated to confirm purchase orders requesting delivery prior to the effective date of termination. The provisions of this Agreement shall be applicable to an otherwise valid purchase order, notwithstanding the termination or expiration of this Agreement

12.4
Survival. Sections 2.3.1, 3.9, 4.2- 4.4, 4.6, 4.12, 7.1-7.3, 7.5, Error! Reference source not found.,11.1 12.3.7 and 12.5 shall survive the expiration or termination of this Agreement for any reason whatsoever.

12.5
Payments to Elgressy. In the event of termination or expiration, following which (i) there are Lease Agreements in force, which were not assigned to Elgressy, and (ii) the Marketing Arm continues to receive the Lease Price with respect to such Lease Agreement, then Elgressy shall be entitled to the forty percent (40%) set out in Section 9.1.2 for as long as the Marketing Arm receives any part of the Lease Price.

13.	MISCELLANEOUS

Exclusive Marketing Agreement

13.1
Applicable Law. This Agreement shall be construed, enforced, and performed in accordance with the laws of Israel and the competent court of Tel Aviv shall have exclusive jurisdiction over all matters arising in connection with this Agreement.

13.2
Taxes. Each of the Parties hereto shall bear his own taxes under any applicable law.  Notwithstanding the above, it is hereby clarified that the Marketing Arm shall be entitled to withhold taxes from the amounts due to Elgressy to the extent required by any applicable law, unless Elgressy provided the Marketing Arm with the required document which under the applicable law, removes the Marketing Arm's legal requirement to withhold taxes.

13.3
Entire Agreement. This Agreement, including the Appendices, Schedules and Exhibits hereto, if any, represents the entire Agreement between the Parties on the subject matter hereof. There are no conditions to this Agreement not expressed herein. No modification of this Agreement will be effective unless in writing and signed by both parties.

13.4
Notices. All notices under this Agreement shall be sent by certified mail, return receipt requested, addressed to the Parties at the addresses immediately below their respective signatures hereto, or to such other address of which either Party may advise the other in writing.

13.5
Force Majeure. No Party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement (excluding payment obligations) where such failure of delay arises out of any cause beyond the reasonable control and without the fault or negligence of such Party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes, embargoes and other governmental actions or regulations that would prohibit a Party from ordering or furnishing Products or from performing any other aspects of the obligations hereunder, delays in transportation, and inability to obtain necessary labor, supplies, or manufacturing facilities.

The Party affected by a force majeure event shall inform the other Party in writing as soon as practicable of (i) the occurrence of the force majeure event; (ii) the reasonable estimation of the effect of the force majeure event has on the party's Agreement's obligation; (iii) the measures being taken in order to limit and minimize the effects of the force majeure event; and (iv) the probable duration of the force majeure event to the extent known to the affected Party. The Party affected by the force majeure event shall inform the non-affected party, as soon as practicable following the end of the force majeure event with respect to such termination and as soon as practicable thereafter begin to perform its Agreement obligations anew at such time. In the event that Force Majeure exists for a consecutive period of 120 days, either Party may terminate this Agreement by written notice to the other Party.

13.6
Severability. If any provision of this Agreement is held to be illegal or unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

Exclusive Marketing Agreement

13.7
Non-assignment. This Agreement shall be binding on and inure to the benefit of [Missing Graphic Reference]the successors and assigns of the business interests of a Party and may be assigned by a Party to an acquirer of substantially all of a Party’s assets in conjunction with such an acquisition, subject to the assumption by the acquirer of Elgressy's obligations pursuant to this Agreement and its undertaking to respect in full the Marketing Arm's rights under this Agreement, as the case may be. In addition, Elgressy may assign any of its rights or obligations hereunder to any parent, Affiliate or subsidiary corporation of Elgressy provided Elgressy is controlling or controlled by such assignee. Other than as set forth immediately above, a Party may not sell, assign, delegate, or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Party.

13.8	Headings. Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof.

13.9	Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, by all of which together shall constitute one and the same instrument.

13.10
Relationship Between The Parties. This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, agency or formal business organization of any kind. Elgressy and Marketing Arm shall be independent contractors with each other for all purposes at all times and no Party shall act as or hold itself out as agent for the other, nor shall either Party create or attempt to create liabilities for the other party.

[Signature Page Follows]

Exclusive Marketing Agreement

IN WITNESS WHEREOF, Elgressy and the Marketing Arm have caused this instrument to be executed as of the day and year first above written.

CARDIO VASCULAR MEDICAL DEVICES CORP.

By:/s/ Lavi Krasney

Name: Lavi Krasney

ELGRESSY ENGINEERING SERVICES (1987) LTD

By: /s/ Elroy Amitzur

By: /s/ Gaby Elgraisy

[Signature Page for Marketing Agreement between Cardio and Elgressy]

Exclusive Marketing Agreement

SCHEDULE 1.8
FIELDS

1.	any and all power plants in the USA, whether privately or publicly owned

2.	the following hotel chains in the USA, subject to Sections 3.4.4 and 3.6 and 3.8 of the Agreement:

o	AmeriHost Inn Hotels
o	Best Western International, Inc.
o	Days Inn of America, Inc.
o	Hampton Inns
o	Hilton Hotels
o	Holiday Inn Worldwide
o	Howard Johnson
o	Hyatt Hotels and Resorts
o	Marriott International
o	Motel 6
o	Quality Inn
o	Radisson Hotels
o	Ramada Limited Inns
o	Plaza Hotels
o	Travelodge Hotels
o	Westin Hotels and Resorts

The Marketing Arm should choose only 2 hotel chains out of this list for the 1st year and an additional Hotel chain in each subsequent year according to Section3.5

Exclusive Marketing Agreement

SCHEDULE 1.14A
ELGRESSY SLA

Exclusive Marketing Agreement

SCHEDULE 1.14B
MA SLA

Exclusive Marketing Agreement

SCHEDULE 1.22
TERRITORY
1. Germany
2. The following States:
▪	California
▪	Texas
▪	Florida
▪	Nevada
▪	Pennsylvania

The Marketing Arm should choose 3 States out of this list for the 1st year, and an additional State in each subsequent year according to Section 3.5.

Exclusive Marketing Agreement

SCHEDULE 2.3.1
PROVISIONS TO BE INCLUDED IN SUBAGENT’S AGREEMENT

1.
Elgressy’s right to terminate such Subagent Agreement in the event of breach of this Agreement and/or the Subagent Agreement, if such breach is not cured within 30 days of receiving a notice by the Marketing Arm from Elgressy regarding such breach.

2.	Undertaking to purchase and maintain for the period of Subagent Agreement the Insurance Policies, to name each of the Marketing Arm and Elgressy as additional insured or loss payee.
3.	Confidentiality and Non-Compete provisions.
4.	Restriction with respect to the modification of the Product.
5.	Undertaking to provide the MA with Reports.
6.	Provisions with respect to Elgressy’s IP rights, as are included in the Agreement.
7.
Provisions regarding termination including provisions with respect to Subagent’s liability to act in accordance with existing contracts, to the extent required, the duty to pay all amounts due and the duty to transfer to Marketing Arm any payments it receives following termination with respect to the Product.

8.	All Subagent's rights shall terminate upon termination of the Marketing Arm's rights.
9.	Elgressy liability shall be limited – all as set out in the Agreement.

Exclusive Marketing Agreement

SCHEDULE 3.6
FIVE YEAR MARKETING PLAN

1. The sales target for the field and the territory (New deals):
Year	USA	Power station	Germany	Hotels
1	900,000$	900,000$	900,000$	200,000$
2	1,100,000$	1,100,000$	1,100,000$	400,000$
3	1,500,000$	1,500,000$	1,500,000$	600,000$
4	1,800,000$	1,800,000$	1,800,000$	700,000$
5	2,200,000$	2,200,000$	2,200,000$	800,000$

2. Hotels- 2 more chain's for each following year.

Exclusive Marketing Agreement

SCHEDULE 4.3
PERFORMANCE TABLE

Exclusive Marketing Agreement

SCHEDULE 5.2
FORM OF REQUEST FOR QUOTATION AND PURCHASE ORDER]

Exclusive Marketing Agreement

SCHEDULE  9.1.1(a)
PRICE LIST

The Ex-Works prices for the various sizes of plants shall be as follows:
▪	A plant module for the treatment of 1-5 cubic meter of in-let water is US$6,000 (six thousands US Dollars);
▪	A plant module for the treatment of 5-10 cubic meter of in-let water is US$7,500 (Seven thousands five hundred US Dollars);
▪	A plant module for the treatment of 10-20 cubic meter of in-let water is US$8,200 (Eight thousands and two hundred US Dollars).

In the event that any of the raw materials and industrial inputs (such as electricity) used in manufacture of the Products increase by more than 30% relative to the cost of such item at the date hereof the price of the Products shall be adjusted in accordance with any such increase (from the first cent) relative to the respective percentage cost of each relevant item in the Products as determined in good faith by the Parties.

Exclusive Marketing Agreement

SCHEDULE 9.1.1(b)
INVOICE AND PAYMENT TERMS

▪	Elgressy shall invoice the Marketing Arm at the time of acceptance of the order by Elgressy.

▪	Payment terms for the Products shall be:
30% upon Order
30% upon loading on exporting vehicle.
30% upon arrival to port of destination
10% 60 days after arrival to port of destination